Exhibit 10.1

AMENDMENT NO. 1 TO

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 dated as of July 22, 2005 TO LOAN AND SECURITY AGREEMENT among SILICON VALLEY BANK (“Bank”), 3D SYSTEMS CORPORATION, a Delaware corporation (the “Company”), and its Subsidiary, 3D SYSTEMS, INC., a California corporation (“3D California;” the Company and 3D California being herein individually referred to as a “Borrower” and collectively referred to herein, jointly and severally, as the “Borrowers”), joined in for the purposes of Sections 17 and 18 of this Amendment by (i) 3D HOLDINGS LLC, a Delaware limited liability company, (ii) 3D SYSTEMS ASIA PACIFIC LIMITED, a California corporation, and (iii) 3D CAPITAL CORPORATION, a California corporation (each individually being herein individually referred to as a “Guarantor” and collectively referred to herein, jointly and severally, as the “Guarantors”).

WITNESSETH:

WHEREAS, the Bank and the Borrowers are parties to a Loan and Security Agreement dated as of June 30, 2004 (the “Credit Agreement”) and the other Loan Documents provided for in the Credit Agreement;

WHEREAS, the parties desire to amend certain provisions of the Credit Agreement as set forth in this Amendment;

WHEREAS, the Guarantors have guaranteed the Obligations of the Borrowers pursuant to the Guaranties; and

WHEREAS, terms used herein in capitalized form that are not defined herein are used herein as defined in the Credit Agreement;

NOW, THEREFORE, the parties agree as follows:

Section 1.  Effective Date.  The amendments to the Credit Agreement set forth herein shall be effective as of June 30, 2005 (the “First Amendment Effective Date”).

Section 2.  Closing Fee.  Borrowers shall pay a closing fee in the amount of $18,750 which shall be fully earned and due and payable promptly after the execution of Amendment No. 1 to Loan and Security Agreement, dated as of July 22, 2005.

Section 3.  Financial Statements, Reports, Certificates.  Section 6.2(a)(vi) of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“(vi) as soon as available but no later than 60 days after the end of each fiscal year, the Company’s financial projections for the upcoming year and, following approval thereof by the Company’s Board of Directors, written notice of such approval together with a description of any material deviations from the projections delivered to the Bank;”

Section 4.  Location of Inventory and Equipment.  Section 6.6 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“6.6  The Company and its domestic Subsidiaries may relocate assets in the ordinary course of business, which assets are located, as of the First Amendment Effective Date, primarily at the locations identified on Schedule 6.6; provided, however, that:

“(a)  The Company will, and will cause its domestic Subsidiaries to, with respect to any asset having a then current book value of $500,000 or more, provide the Bank with written notice of any change in the location of any such asset either prior to or promptly following any such change; provided that no such notice shall be required if such change is related to any transfer of assets between locations identified on Schedule 6.6 or assets in-transit to account debtors;

(b)  Notwithstanding (a) above, the Company will, and will cause its domestic Subsidiaries to, provide the Bank with prompt written notice if, at any time prior to the Revolving Maturity Date, the aggregate value of all assets owned by the Borrowers or any of their domestic Subsidiaries that are then located at the premises of all Outsource Suppliers or any other Persons collectively shall exceed $5,000,000 in then current book value; and

(c) The Company will give the Bank ten (10) Business Days prior written notice of any change in the chief executive office of the Company or any domestic Subsidiary, which chief executive office is, as of the First Amendment Effective Date, identified on Schedule 6.6(b).”

Section 5.  Primary Accounts.  The first sentence of Section 6.7 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“The Borrowers will maintain their primary operating accounts with the Bank.”

Section 6.  Financial Covenants.  Sections 6.8 (ii),  6.8(iv) and 6.8(v) of the Credit Agreement shall be and each is deleted in its entirety as of the First Amendment Effective Date and a new Section 6.8 (ii) will be added to the Credit Agreement pursuant to Section 7 below.

Section 7.  Adjusted Total Liabilities/Tangible Net Worth Ratio.  The new Section 6.8(ii) of the Credit Agreement shall read as follows as of the First Amendment Effective Date:

“(ii)  Adjusted Total Liabilities/Tangible Net Worth Ratio.  (A)  As of  June 30, 2005 and September 30, 2005, a ratio of (w) Total Liabilities less Subordinated Debt to (x) Tangible Net Worth of not more than 2.50 to 1:00 and (B) as of December 31, 2005 and the last day of each calendar quarter thereafter, a ratio of (y) Total Liabilities less Subordinated Debt to (z) Tangible Net Worth, of not more than 2.00 to 1.00.”

Section 8.  EBITDA Covenant.  Section 6.8 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date by adding thereto the following clause (iii):

“(iii)  Minimum EBITDA Covenant.  EBITDA for the most recent Test Period of not less than (x) $13,000,000 for the Test Period ended June 30, 2005, (y) $15,000,000 for the Test Period ending September 30, 2005, and (z) $18,000,000 for each Test Period ending on and after December 31, 2005.”

Section 9.  Dispositions.

(a)  Clause (i) of Section 7.1 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“(i)  of Inventory in the ordinary course of business, including without limitation sales of inventory to each of the Outsource Suppliers,”

(b)  Clause (iv) of Section 7.1 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“(iv)  between the Company and any Subsidiary thereof or between Subsidiaries, in each case in the ordinary course of business;”

Section 10.  Mergers or Acquisitions.  Section 7.3 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Stock or property of another Person, except (A) where (i) no Event of Default has occurred and is continuing or would result from such action, (ii) after giving pro forma effect to such transaction on a consolidated basis determined as if such transaction had been consummated on the first day of the most recently ended Test Period, the Company would be in compliance with Section 6.8, (iii) a Borrower or one of its Subsidiaries is the

surviving entity after any such transaction has been consummated and, in the case of a transaction involving a Borrower or Guarantor, the surviving entity has assumed the Obligations of the corresponding Borrower or Guarantor pursuant to documentation reasonably acceptable to Bank, and (iv) the security interests of Bank, if any, have attached to the domestic assets of the surviving entity, unless both parties to the subject transaction were foreign Subsidiaries; (B) in connection with an acquisition or merger that constitutes a Permitted Investment; and (C) any Subsidiary may merge into or consolidate with a Borrower or another directly or indirectly wholly owned Subsidiary of the Company.”

Section 11.  Distributions and Investments.  Section 7.6 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“(a)  Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

(b)  Pay any dividends or make any distribution or payment on or in respect of its Stock or redeem, retire or purchase any Stock, except that provided no Event of Default has occurred, is continuing or would exist after giving effect to any of the following, the Company may:

(i) repurchase Stock from former employees, consultants or directors of the Company under the terms of applicable repurchase agreements or restricted Stock plans;

(ii) make distributions or pay dividends solely in the Stock of the Company or a Subsidiary;

(iii) repurchase Stock or outstanding Stock options so long as the funds for such repurchases are derived from the proceeds of substantially concurrent Stock or convertible securities issuances;

(iv) redeem Stock pledged as collateral for loans to employees outstanding as of the Effective Date;

(v) pay dividends and distributions made by any of Borrower’s Subsidiaries to the holders of its Stock;

(vi) repurchase Stock in connection with the exercise of Stock options or Stock appreciation rights so long as the consideration for such repurchases is not cash;

(vii) repurchase Stock in order to allow the seller of such Stock to pay withholding tax obligations arising out of the purchase of such Stock;

(viii) repurchase fractional shares resulting from Stock splits, dividends or purchases of businesses otherwise permitted herein; and

(ix) pay cash dividends required to be paid to holders of Series B Preferred Stock.

(c)  The Company shall be permitted to make Permitted Cash Distributions.

(d)  Notwithstanding the foregoing, the Company may redeem its Series B Preferred Stock at any time or from time to time so long as (i) no Event of Default then exists or would result after giving effect to such redemption and (ii) after giving pro forma effect to such redemption on a consolidated basis, the Company would be in compliance with Section 6.8.”

Section 12.  Subordinated Debt.  The proviso to Section 7.8 of the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“provided, however, that, notwithstanding any other provision of this Agreement, the Company may at any time and from time to time redeem all or any portion of its Subordinated Debt outstanding on June 30, 2005 so long as (i) no Event of Default then exists or would result after giving effect to such redemption and (ii) after giving pro forma effect to such redemption on a consolidated basis, the Company would be in compliance with Section 6.8.”

Section 13.  Definitions.   The following amendments shall be and each is made to Section 13.1 of the Credit Agreement as of the First Amendment Effective Date:

(a)  Acquired Entity shall be and is defined as follows:

“‘Acquired Entity’ shall mean any Person acquired in a Permitted Acquisition.”

(b)  The definition of “Adjusted Tangible Assets” shall be and is deleted from the Credit Agreement.

(c)  Consolidated Interest Expense shall be and is defined as follows:

“‘Consolidated Interest Expense’ for any period shall mean total interest expense (including amounts properly attributable to interest with respect to capital leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of the Company and its Subsidiaries on a consolidated basis for such period.”

(d)  The definition of “Domestic Tangible Assets” shall be and is deleted from the Credit Agreement.

(e)  EBITDA shall be and is defined as follows:

“‘EBITDA’ for any period shall mean the consolidated net income (or loss) of the Company and its Subsidiaries for such period, adjusted by adding thereto (or subtracting in the case of a gain) the following amounts to the extent deducted or included, as applicable, when calculating consolidated net income (loss) (a) Consolidated Interest Expense, (b) provisions for income taxes, including without limitation any adjustment to valuation allowances for deferred taxes, (c) any extraordinary gains or losses, (d) gains or losses from sales of assets (other than from sales of inventory in the ordinary course of business), (e) all depreciation and amortization, (f) all non-cash equity compensation expense, including without limitation all such expense as is incurred pursuant to Statement of Financial Accounting Standards No. 123(R), and all non-cash contributions or accruals to or with respect to deferred profit-sharing or compensation plans, (g) any non-cash gains or losses resulting from the cumulative effect of changes in accounting principles, and (h) any non-cash charges incurred by the Company or any of its Subsidiaries on or after the First Amendment Effective Date and on or prior to the Revolving Maturity Date in connection with any restructuring or any asset revaluation; provided that there shall be included in such determination for such period all such amounts attributable to (x) any Acquired Entity acquired during such period pursuant to a Permitted Acquisition and (y) any Permitted Venture in which an Investment has been made during such period to the extent that the results of operations of that Permitted Venture are required to be consolidated with those of the Company in accordance with GAAP, in each case to the extent that such Acquired Entity or Permitted Venture has not been subsequently sold or otherwise disposed of during such period, for the portion of such period prior to the consummation of such Permitted Acquisition or Permitted Venture, as the case may be; provided further that any amounts added to consolidated net income pursuant to clause (f) above for any period shall be deducted from consolidated net income for the subsequent period, if any, in which such amounts are paid in cash by the Company or any of its Subsidiaries.”

(d)  First Amendment Effective date shall be and is defined as follows:

“‘First Amendment Effective Date’ shall mean June 30, 2005.

(e)  Outsource Supplier shall be and is defined as follows:

“‘Outsource Supplier’ shall mean any Person that is engaged by the Company or any of its Subsidiaries to supply equipment, materials or other products to the Company or any of its Subsidiaries for resale to customers of the Company or any of its Subsidiaries.”

(f)  Permitted Acquisition shall be and is defined as follows:

“‘Permitted Acquisition’ shall mean an acquisition that complies with Section 7.3.”

(g)  Permitted Cash Distribution shall be and is defined as follows:

“‘Permitted Cash Distribution’ shall mean a dividend or distribution declared or paid in cash on or in respect of the Common Stock, par value $0.001 per share, of the Company; provided that (a) no Event of Default exists or would result from the declaration or payment of such dividend or distribution and (b) after giving pro forma effect to such dividend or distribution on a consolidated basis, the Company would be in compliance with Section 6.8.”

(h)  Clause (i) of the definition of Permitted Indebtedness shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“(i) Indebtedness to trade creditors incurred in the ordinary course of business, including without limitation obligations of the Company or its Subsidiaries to purchase assembled equipment from the Outsource Suppliers;”

(i)  Clause (k) of the definition of Permitted Indebtedness shall be and is amended to read in its entirety as follows:

“(k)  Indebtedness incurred by Subsidiaries that are not Borrowers or Guarantors for working capital purposes, including in connection with the administration of the cash management system of the Company and its Subsidiaries, and guarantees of such Indebtedness by a Borrower, so long as the net Indebtedness incurred by such Subsidiaries in respect thereof does not exceed $5,000,000 or its foreign currency equivalent at any one time outstanding, any such foreign currency equivalent to be determined in accordance with GAAP as of the end of the most recently completed calendar quarter; and”

(j)  The definition of Permitted Investments shall be and is amended by replacing clauses (e) and (f) thereof with the following:

“(e)  Permitted Acquisitions;

“(f)  Permitted Ventures;”

(k)  Clause (l) of the definition of Permitted Investments shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“(l) Investments, including any such Investment made in an Outsource Supplier, consisting of progress payments or extensions of credit in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods;”

(l)  Permitted Venture shall be and is defined as follows:

“‘Permitted Venture’ means an Investment made in cash in any Person (other than a Permitted Acquisition); provided that (a) no Event of Default exists or would result from the making of such Investment and (b) after giving pro forma effect to such Investment on a consolidated basis, the Company would be in compliance with Section 6.8.”

(m)  The definition of the term Responsible Officer shall be and is amended to read in its entirety as follows:

“‘Responsible Officer’ is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of the Company.”

(n)  The definition of the term Revolving Maturity Date shall be and is amended to read in its entirety as follows:

“‘Revolving Maturity Date’ is July 1, 2007.”

(o)  Test Period shall be and is defined as follows:

“‘Test Period’ shall mean the four consecutive calendar quarters ending on the date as of which a determination is to be made, in each case taken as one accounting period.”

(p)  The definition of “TNW Additions” shall be and is deleted from the Credit Agreement.

Section 14.  LIBOR Rate Margin.  The definition of “LIBOR Rate Margin” set forth in the Libor Supplement to the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as follows:

“‘LIBOR Rate Margin’ means 225 basis points (2.25%).”

Section 15.  Form of Compliance Certificate.  The form of the Compliance Certificate set forth as Exhibit C to the Credit Agreement shall be and is amended as of the First Amendment Effective Date to read in its entirety as set forth in Exhibit A to this Amendment.

Section 16.  Representations and Warranties of the Borrowers.  The Borrowers represent and warrant that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct in all material respects as of the First Amendment Effective Date.

Section 17.  Consent of the Guarantors.  Each of the undersigned Guarantors has executed an Unconditional Guaranty (each a “Guaranty”)  in favor of Bank respecting the obligations of each Borrower owing to Bank.  The Guarantors hereby consent to the amendments to the Credit Agreement set forth in this Amendment and each Guarantor agrees that nothing in its Guaranty obligates Bank to notify it of any changes in the financial accommodations made available to the Borrowers and no requirement to so notify it in the future shall be implied by the execution of this Amendment.

Section 18.  Effect on the Loan Documents.  Except to the extent that the provisions of the Credit Agreement are expressly amended by the terms and conditions of this Amendment, the covenants, terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms.

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IN WITNESS WHEREOF, the parties have executed this Amendment pursuant to due authorization as of the date first set forth above.

BORROWERS:

3D SYSTEMS CORPORATION

By	/s/ Fred R. Jones
Name: Fred R. Jones
Title: Vice President and Chief Financial Officer

3D SYSTEMS, INC.

By	/s/ Fred R. Jones
Name: Fred R. Jones
Title: Vice President and Chief Financial Officer

GUARANTORS:

3D HOLDINGS LLC

By	/s/ Robert M. Grace, Jr.
Name: Robert M. Grace, Jr.
Title: Vice President, General Counsel and Secretary, on behalf of 3D Systems Corporation as Manager of 3D Holdings LLC

3D SYSTEMS ASIA PACIFIC LIMITED

By	/s/ Robert M. Grace, Jr.
Name: Robert M. Grace, Jr.
Title: Vice President and Secretary

3D CAPITAL CORPORATION

By	/s/ Robert M. Grace, Jr.
Name: Robert M. Grace, Jr.
Title: Vice President and Secretary

Amendment No. 1 to Loan and Security Agreement

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BANK:

SILICON VALLEY BANK

By	/s/ Bob Muller
Name: Bob Muller
Title: Sr. Relationship Manager

Amendment No. 1 to Loan and Security Agreement

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EXHIBIT A

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

FROM:	3D Systems Corporation
26081 Avenue Hall
Valencia CA 91355

The undersigned authorized officer of 3D Systems Corporation (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank, as amended (the “Agreement”), (i) Borrower is in complete compliance for the period ending                       , 200__  with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects as of the date of this certificate.  In addition, the undersigned authorized officer of Borrower certifies that Borrower and each Subsidiary (i) has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) does not have any legal actions pending or threatened against Borrower or any Subsidiary which Borrower has not previously notified in writing to Bank. Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements + CC	Quarterly within 45 days	Yes	No
Annual (Audited)	FYE within 90 days	Yes	No
Annual Projections	Within 60 days after FYE	Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Quick Ratio (Adjusted):
At all times on or after 6/30/05	1.00:1.00	[ ]:1.00	Yes	No

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Adjusted Total Liabilities to Tangible Net Worth:

On or before 9/30/2005	2.50:1.00	[ ]:1.00	Yes	No
At all times on or after 12/31/2005	2.00:1.00	[ ]:1.00	Yes	No

EBITDA:
Test Period Ended 6/30/05	$13,000,000		Yes	No
Test Period Ended 9/30/05	$15,000,000		Yes	No
Test Periods Ended on or after	$18,000,000		Yes	No
12/31/05

Borrower has operating accounts located only at the following institutions:

Has Borrower filed any new Copyright applications?	Yes / No

Registered Copyrights:	BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

	Compliance Status:	Yes	No

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Comments Regarding Exceptions:  See Attached.

Sincerely,

3D Systems Corporation

SIGNATURE

TITLE

DATE

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